Exhibit 10.5

State of Florida	Rev. 13462E1

LEASE AGREEMENT

This Lease Agreement (this “Agreement”) is made this January 01, 2004, by and between LOOSE CANNON LLC (“Landlord”) and JFB CONSTRUCTION & DEVELOPMENT (“Tenant”). Each Landlord and Tenant may be referred to individually as a “Party” and collectively as the “Parties.”

1. Premises. The premises leased is commercial office building and eleven (11) parking space(s) located at 555 Hypoluxo Rd. Suite B, Lantana, FL 33462 (the “Premises”).

2. Agreement to Lease. Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, according to the terms and conditions set forth herein, the Premises.

3. Term. This Agreement will be for a term beginning on January 01, 2024 and ending on December 31, 2024 (the “Term”).

4. Rent. Tenant will pay Landlord a rent for the Term of $38,520.00 payable in equal monthly installments of $3,210.00 (“Rent”). Rent will be payable in advance and due on the 1st day of each month during the Term. Rent will be paid to Landlord at Landlord’s address provided herein (or to such other places as directed by Landlord) by mail or in person by one of the following methods: Cash, Personal check, Money order, and will be payable in U.S. Dollars. Tenant further agrees to pay $35.00 for each dishonored bank check.

4a. Initial Payments. Upon execution of this Agreement by Tenant and as a condition of consideration for acceptance by Landlord, Tenant shall pay to Landlord the following:

I. The first rent payment.

II. The Security Deposit. (See § 7 )

5. Additional Rent. There may be instances under this Agreement where Tenant may be required to pay additional charges to Landlord. All such charges are considered additional rent under this Agreement and will be paid with the next regularly scheduled rent payment. Landlord has the same rights and Tenant has the same obligations with respect to additional rent as they do with rent.

6. Utilities. Tenant is responsible for payment of all utility and other services for the Premises.

7. Security Deposit. Upon signing this Agreement, Tenant will pay a security deposit in the amount of_________ to Landlord. The security deposit will be retained by Landlord as security for Tenant’s performance of its obligations under this Agreement. The security deposit may not be used or deducted by Tenant as the last month’s rent of the Term. Tenant will be entitled to a full refund of the security deposit if Tenant returns possession of the Premises to Landlord in the same condition as accepted, ordinary wear and tear excepted. Within________days after the termination of this Agreement, Landlord will return the security deposit to Tenant (minus any amount applied by Landlord in accordance with this section). Any reason for retaining a portion of the security deposit will be explained in writing.

The security deposit will not bear interest while held by Landlord in accordance with applicable state laws and/or local ordinances.

8. Landlord’s Failure to Give Possession. In the event Landlord is unable to give possession of the Premises to Tenant on the start date of the Term, Landlord will not be subject to any liability for such failure, the validity of this Agreement will not be affected, and the Term will not be extended. Tenant will not be liable for rent until Landlord gives possession of the Premises to Tenant. Notwithstanding anything to the contrary, if Landlord does not deliver possession of the Premises within 10 days of the Start Date, Tenant may cancel this Agreement upon notice to Landlord and Landlord shall, within 3 business days, return all monies paid by Tenant to Landlord.

9. Holdover Tenancy. Unless this Agreement has been extended by mutual written agreement of the Parties, there will be no holding over past the Term under the terms of this Agreement under any circumstances. If it becomes necessary to commence legal action to remove Tenant from the Premises, the prevailing Party will be entitled to attorney’s fees and costs in addition to damages.

10. Use of Premises. The Premises will be occupied only by Tenant and Tenant’s immediate family and used only for residential purposes. Tenant will not engage in any objectionable conduct, including behavior which will make the Premises less fit to live in, will cause dangerous, hazardous or unsanitary conditions or will interfere with the rights of others to enjoy their property. Tenant will be liable for any damage occurring to the Premises and any damage to or loss of the contents thereof which is done by Tenant or Tenant’s guests or invitees.

11. Condition of the Premises. Tenant has examined the Premises, including the appliances and fixtures, and acknowledges that they are in good condition and repair, normal wear excepted and tear, and accepts them in its current condition.

12. Maintenance and Repairs. Tenant will maintain the Premises, including appliances and fixtures, in clean, sanitary and good condition and repair. Tenant will not remove Landlord’s appliances and fixtures from the Premises for any purpose. If repairs other than general maintenance are required, Tenant will notify Landlord for such repairs. In the event of default by Tenant, Tenant will reimburse Landlord for the cost of any repairs or replacement.

13. Reasonable Accommodations. Landlord agrees to comply with all applicable laws providing equal housing opportunities, including making reasonable accommodations for known physical or mental limitations of qualified individuals with a disability, unless undue hardship would result. Tenant is responsible for making Landlord aware of any such required accommodations that are reasonable and will not impose an undue hardship. If Tenant discloses a disability and requests an accommodation, Landlord has the right to have a qualified healthcare provider verify the disability if the disability is not readily apparent, and Landlord has the right to use the qualified healthcare provider verifying the disability as a resource for providing the reasonable accommodation.

14. Sex Offender Registry. Pursuant to law, information about specified registered sex offenders is made available to the public. Tenant understands and agrees that Tenant is solely responsible for obtaining any and all information contained in the state or national sex offender registry for the area surrounding the Premises, which can be obtained online or from the local sheriff’s department or other appropriate law enforcement officials. Depending on an offender’s criminal history, this information will include either the address at which the offender resides or the community of residence and zip code in which he or she resides.

15. Compliance. Tenant agrees to comply with all applicable laws, ordinances, requirements and regulations of any federal, state, county, municipal or other authority.

16. Mechanics’ Lien. Tenant understands and agrees that Tenant and anyone acting on Tenant’s behalf does not have the right to file for mechanic’s liens or any other kind of liens on the Premises. Tenant agrees to give actual advance notice to any contractors, subcontractors or suppliers of goods, labor or services that such liens are invalid. Tenant further agrees to take the additional steps necessary to keep the Premises free of any and all liens that may result from construction completed by or for Tenant.

17. Subordinathm. With respect to the Premises, this Agreement is subordinate to any mortgage that now exists, or may be given later by Landlord.

18. Alterations. Tenant will not make any alteration, addition or improvement to the Premises without first obtaining Landlord’s written consent. Any and all alterations, additions or improvements to the Premises are without payment to Tenant and will become Landlord’s property immediately on completion and remain on the Premises, unless Landlord requests or permits removal, in which case Tenant will return that part of the Premises to the same condition as existed prior to the alteration, addition or improvement. Tenant will not change any existing locks or install any additional locks on the Premises without first obtaining Landlord’s written consent and without providing Landlord a copy of all keys.

19. Smoking. Smoking of any kind is strictly prohibited on any part of the Premises. This prohibition applies to Tenant and any visitors, guests or other occupants on the Premises.

20. Pets. Tenant is not allowed to have or keep any pets, even temporarily, on any part of the Premises. The unauthorized presence of any pet will subject Tenant to penalties, damages, deductions and/or termination of this Agreement. Properly trained service animals that provide assistance to individuals with disabilities may be permitted on the Premises with the prior written consent of Landlord, which shall not be unreasonably Withheld. Tenant will be responsible for the costs of de-fleaing, deodorizing and/or shampooing all or any portion of the Premises if a pet has been on the Premises at any time during the Term (whether with or without written consent of Landlord).

21. Fire and Casualty. If the Premises are damaged by fire or other serious disaster or accident and the Premises becomes uninhabitable as a result, Tenant may immediately vacate the Premises and terminate this Agreement upon notice to Landlord. Tenant will be responsible for any unpaid rent or will receive any prepaid rent up to the day of such fire, disaster or accident. If the Premises are only partially damaged and inhabitable, Landlord may make full repairs and will do so within a prompt and reasonable amount of time. At the discretion of Landlord, the rent may be reduced while the repairs are being made. termination of this Agreement, Tenant remains liable for any rent, additional late, costs, including costs to remedy any defaults, and damages under this Agreement.

29. Remedies. If this Agreement is terminated due to Tenant’s default, Landlord may, in addition to any rights and remedies available under this Agreement and applicable law, use any dispossession, eviction or other similar legal proceeding available in law or equity.

30. Subordination. This Agreement and Tenant’s right under it shall be subject and subordinate to the lien, operation and effect of each existing or future mortgage, deed of trust, ground lease and/or any other similar instrument of encumbrance covering any or all of the Premises, if any, and each renewal, modification, consolidation, replacement or extension thereof.

31. Condemnation. If all or substantially all of the Premises are covered by a condemnation including the exercise of any power of eminent domain by a governmental authority, this Agreement shall terminate on the date possession of the Premises is taken by the condemning authority, and all rent under this Agreement shall be prorated and paid to such date. Landlord is entitled lo collect from the condemning authority the entire amount of any award made in any proceeding. Tenant waives any right, title or interest which Tenant may have to any such award and agrees to not make any claim for the Term of this Agreement.

32. Hazardous Materials. Tenant shall not keep on the Premises any item of a dangerous, flammable, or explosive character that might unreasonably increase the danger of fire or explosion on the Premises or that might be considered hazardous or extra hazardous by any responsible insurance company.

33. Notices. All notices given under this Agreement must be in writing. A notice is effective upon receipt and shall be delivered in person, sent via certified or registered mail to the following addresses (or to another address that either Party may designate upon reasonable notice to the other Party):

Notices shall be sent lo the Landlord al the following address:

____________

____________, _____________ _____________

Email: managemenl@preserve.com

Notices shall be sent to the Tenant al the following address:

____________

____________, _____________ _____________

Email: ruben@jfbconslruclion.net

34. Quiet Enjoyment. If Tenant pays the rent and performs all other obligations under this Agreement, Tenant may peaceably and quietly hold and enjoy the Premises during the Term.

35. No Waiver. No Party shall be deemed lo have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing.

36. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable part had not been included in this Agreement.

37. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Parties and their permitted successors and assigns.

38. Governing Law. The terms of this Agreement and the rights and obligations of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws provisions.

39. Amendments. This Agreement may be amended or modified only by a written agreement signed by the Parties.

40. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

41. Headings. The section headings herein are for reference purposes only and shall not otherwise affect the meaning, construction or interpretation of any provision in this Agreement.

42. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes and cancels all prior agreements of the Parties, whether written or oral, with respect to the subject matter.

IN WITNESS WHEREOF, the Parties hereto, individually or by their duly authorized representatives, have executed this Agreement as of the Effective Date.

/s/ Joseph F. Basile, III	Loose Cannon LLC
Landlord Signature	Landlord Name

/s/ Joseph F. Basile, III	JFB Construction & Development
Tenant Signature	Tenant Name